Exhibit 99.1

Qumu Reports Third Quarter 2013 Financial Results

Software Revenues of $4.4 Million; Up 59% from 3Q 2012
Cash Balance at September 30 of $48.4 Million; $2 Million Above June 30 Balance
Conference call today at 4:30 p.m. ET

Minneapolis, MN – October 23, 2013 – Qumu Corporation (NASDAQ: QUMU) today reported its financial results for the third quarter ended September 30, 2013. Total revenues for the third quarter of 2013 were $21.1 million, an increase of 1% from the third quarter of 2012. Revenues continued to reflect strong growth in the software business, offset by declining disc publishing revenues. The Company reported cash and marketable securities at September 30, 2013 of $48.4 million, an increase of $2.3 million from the balance at June 30, 2013, reflecting improved disc publishing profitability and stronger working capital management.

Third Quarter Financial Highlights

•	Total revenues for the third quarter 2013 were $21.1 million, 1% above revenues in the third quarter last year.
•	Cash and marketable securities totaled $48.4 million at September 30, 2013, $2.3 million above the $46.1 million at June 30, 2013. The increase was attributable to improved disc publishing profitability and strong working capital management, including lower receivables and lower inventory.
•	Software revenues totaled $4.4 million in the third quarter of 2013, an increase of 59% from $2.8 million in the third quarter of 2012. Software contracted commitments were $3.8 million in the third quarter 2013 and year to date totaled $11.6 million.

Sherman L. Black, president and CEO, said, “Our software business demonstrated continued traction in the third quarter with strong year over year revenue growth and we see growing customer interest and adoption of our enterprise video content management platform. We signed three new large customers in the third quarter, including a global financial services provider, the Canadian division of an international consulting firm and a governmental organization in the Middle East.

“On September 16th, we changed our corporate name to Qumu and launched a new branding initiative. In addition, Qumu software was recognized as a leader in enterprise video content management in a Magic Quadrant report recently published by Gartner. The report validates the market potential and our differentiation, specifically our secure delivery, strength of enterprise integrations, flexible deployment and mobility. Customer reaction so far to these developments has been very promising, resulting in increased traction with new accounts. With the significant growth in our pipeline, we have high expectations for Q4 and expect our contracts to significantly exceed the level of any one of the prior three quarters.”

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“Cash generation from our disc publishing business increased during the third quarter, reflecting the impact of cost cutting measures, including a reduction in force, that we implemented in Q2, as well as improved inventory management,” Mr. Black stated. “We see solid demand for disc publishing in surveillance, media and entertainment, medical, photo retail and financial services and believe we can serve these markets and continue to generate cash for the Company on an ongoing basis.”

•	Disc publishing revenues in the third quarter totaled $16.7 million, a decrease of 8% from the third quarter of 2012. The decline was the result of lower revenues from hardware, partially offset by strength in consumables, driven by strong retail purchases in the third quarter.
•	Gross margin for the third quarter of 2013 was 47% compared with 48% in the third quarter last year. The decrease in the margin was due to product mix with lower high margin disc publishing hardware revenues, partially offset by higher margin software revenue. The gross margin for the software business was 53% in the recent third quarter; the disc publishing gross margin was 45%.
•	Operating expenses in the third quarter were $11.0 million, down from $12.3 million in the second quarter of 2013 and $41.9 million in the third quarter a year ago, inclusive of non-recurring non-cash charges of $29.5 million for impairment of goodwill and intangible assets. Excluding the impact of these non-recurring charges, non-GAAP operating expenses in last year’s third quarter were $12.3 million. The reduction compared to last year reflected the impact of the cost cutting measures implemented in the second quarter, a reduction in disc publishing R&D project spending and lower legal fees.
•	The net loss for the third quarter 2013 was $1.0 million, or $(0.12) per share. Excluding severance and the impact of amortization of intangibles, the third quarter net loss was $(0.08) per share. The net loss in last year’s third quarter totaled $42.8 million and included three non-recurring non-cash charges related to the write-off of goodwill, reduction in the fair market value of intangible assets and the establishment of a valuation allowance against deferred tax assets. Excluding these one-time charges and the impact of intangibles amortization, the non-GAAP net loss for the third quarter of 2012 was $0.9 million, or $(0.09) per share.

First Nine Months of 2013 Financial Highlights

•	Total revenues for the first nine months of 2013 were $61.8 million, an increase of 5% over the same period of the prior year.
•	Software revenues for the first nine months of 2013 grew 146% to $13.6 million. Disc publishing revenues declined 9% to $48.2 million.
•	The net loss for the nine month period of 2013 was $6.9 million, or $(0.80) per share. The net loss for the nine month period of 2012 was $47.2 million, or $(4.64) per share. On a non-GAAP basis, excluding amortization and severance expense, the net Vloss per share for the nine month period of 2013 was $(0.61). This compares with a net loss of $4.7 million, in the first nine months of 2012, or $(0.46) per share on a non-GAAP basis, excluding one-time charges and amortization expenses.

The Company did not repurchase any shares of its common stock during the third quarter 2013. There are approximately 778,000 shares remaining for repurchase under the authorization. As of September 30, 2013, there were approximately 8,661,000 shares outstanding.

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Financial Guidance

The Company believes the revenue guidance previously established for 2013 is achievable and expects consolidated revenues to grow compared to 2012. Revenues from the software business are expected to grow greater than 70% in 2013 compared to 2012. This growth is expected to be partially offset by a decline in disc publishing revenues. Fourth quarter 2013 revenues are expected to be between $18 million and $20 million. For 2013, the Company expects the disc publishing business to generate cash and expects cash used in operations for the Company to remain in the low single digit millions.

Earnings per Share Reconciliation

	Third Quarter 2013	Nine Months 2013

GAAP earnings (loss) per share	$(0.12)	$(0.80)

Impact of amortization of intangibles	$0.04	$0.10
Severance	$0.00	$0.09

Non-GAAP earnings (loss) per share	$(0.08)	$(0.61)

	Third Quarter 2012	Nine Months 2012

GAAP earnings (loss) per share	$(4.23)	$(4.64)

Impact of amortization of intangibles	$0.03	$0.10
Impact of non cash charges for goodwill impairment, intangible asset impairment and deferred tax valuation allowance	$4.11	$4.08

Non-GAAP earnings (loss) per share	$(0.09)	$(0.46)

Note to reconcile non-GAAP financial measures to GAAP

Management believes non-GAAP financial information provides meaningful supplemental information regarding the Company’s financial performance by excluding the amortization of the Qumu software acquisition intangibles and severance expense that may not be indicative of the core business operating results. Management believes that this additional financial information is useful to management and investors in assessing the Company’s historical and future performance.

Conference Call

The Company has scheduled a conference call and webcast to review its third quarter results and recent corporate developments today, October 23, 2013 at 4:30 p.m. Eastern Time. The dial-in number for the conference call is 877-941-6009 for domestic participants and 480-629-9818 for international participants. Investors can also access a webcast of the live conference call by linking through the investor relations section of the Qumu website, www.qumu.com. Webcasts will be archived on Qumu’s website.

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Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Such forward-looking statements include, for example, statements about: the Company’s future revenue and operating performance, the demand for the Company’s products or software, the effect of changes in technology, the development and marketing of new products, or repurchases under the Company’s expanded stock repurchase program. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

About Qumu

Video is the new document. Qumu Corporation (NASDAQ: QUMU) provides the tools businesses need to create, manage, secure, distribute and measure the success of their videos. Qumu's innovative solutions release the power in video to engage and empower employees, partners and clients. Qumu helps thousands of organizations around the world realize the greatest possible value from video and other rich content they create and publish. Whatever the audience size, viewer device or network configuration, Qumu solutions are how business does video. Additional information can be found at www.qumu.com.

Investor Contacts:
James Stewart, CFO
Qumu Corporation
952/683-7878

Jenifer Kirtland
EVC Group
415/568-9349

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QUMU CORPORATION
Selected Consolidated Financial Information
(In thousands except per share data)
(Unaudited)

Consolidated Statements of Operations Information:

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Revenues	$21,073	$20,949	$61,817	$58,694
Cost of revenues	11,151	10,811	32,211	30,686
Gross profit	9,922	10,138	29,606	28,008
Operating expenses:
Research and development	2,774	2,958	9,356	8,957
Selling, general and administrative	8,044	9,077	26,687	27,139
Goodwill & intangible assets impairment	—	29,548	—	29,548
Amortization of purchased intangibles	158	284	471	795
Total operating expenses	10,976	41,867	36,514	66,439
Operating loss	(1,054)	(31,729)	(6,908)	(38,431)
Other income (expense), net	36	64	(164)	—
Loss before income taxes	(1,018)	(31,665)	(7,072)	(38,431)
Income tax expense (benefit)	(1)	11,184	(2)	9,008
Net loss	(1,017)	(42,849)	(7,070)	(47,439)
Net loss attributable to noncontrolling interest	—	81	125	216
Net loss attributable to Qumu	$(1,017)	$(42,768)	$(6,945)	$(47,223)

Net loss per basic share	$(0.12)	$(4.23)	$(0.80)	$(4.64)

Net loss per diluted share	$(0.12)	$(4.23)	$(0.80)	$(4.64)
Basic weighted average shares outstanding	8,697	10,112	8,689	10,168
Diluted weighted average shares outstanding	8,697	10,112	8,689	10,168

Non-Cash Charges Included in Consolidated Statements of Operations Information:

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Depreciation	$368	$613	$1,271	$1,795
Amortization of intangibles
Cost of revenues	192	270	579	806
Amortization of purchased intangibles	158	284	471	795
Equity compensation
Cost of revenues	31	31	108	103
Research and development	73	110	360	343
Selling, general and administrative	283	350	910	1,184
Goodwill & intangible assets impairment	—	29,548	—	29,548

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QUMU CORPORATION
Selected Consolidated Financial Information
(In thousands except per share data)
(Unaudited)

Consolidated Balance Sheet Information:

	Balance as of
	September 30, 2013	December 31, 2012
Cash and marketable securities	$48,350	$50,140
Receivables	13,045	13,055
Inventories	4,550	6,036
Total current assets	72,708	75,950
Property and equipment, net	5,524	5,966
Total assets	90,534	95,563
Current liabilities	21,643	19,807
Long-term liabilities	3,979	5,129
Noncontrolling interest	—	103
Qumu stockholders’ equity	64,912	70,524

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